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                                                                  Exhibit 3(i).8


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               GENTA INCORPORATED

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware


         It is hereby certified that:

         1. Genta Incorporated (the "Corporation") is a corporation formed under the laws of the State of Delaware, and its Restated Certificate of Incorporation was filed in the office of the Secretary of State on August 8, 1994.

         2. The Restated Certificate of Incorporation of the Corporation is hereby amended by making the following changes to Article IV(B):

                  a. The text of Section 1(k) is hereby deleted and replaced with "[Reserved]."

                  b. The text in Section 6(d)(v)(x)(1) that reads "(assuming conversion of all outstanding shares of Series A Preferred Stock into Common Shares)" is hereby deleted.

                  c. The text in Section 6(d)(v)(x)(2) that reads "$6.75 per share" is hereby deleted and replaced with "the Conversion Price in effect on the date of such issuance".

                  d. The text in Section 6(d)(v)(y)(1) that reads "(assuming conversion of all outstanding shares of Series A Preferred Stock into Common Shares)" is hereby deleted.

                  e. The following paragraph is hereby added immediately after
         Section 6(d)(v)(y)(2):

                           For purposes of this subsection, the number of Common
                  Shares deemed outstanding at any given time shall include all shares of capital stock convertible into, or exchangeable for, Common Shares (on an as converted basis) as well as all Common Shares issuable upon the exercise of (x) any convertible debt,
                  (y) warrants outstanding and (z) options outstanding.

                  f. The text in the first sentence of Section 6(d)(v)(C) that reads ", including, but not limited to, a change resulting from the antidilution provisions thereof" is hereby deleted and replaced with "for any reason other than an event that would require adjustment to prevent dilution".

                  g. The current Section 6(d)(vi) is hereby deleted and replaced with the following new Section 6(d)(vi);
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                           (vi) Additional Stock. "Additional Stock" shall mean
                  any Common Share issued by the corporation after the Issue Date for a consideration per share equal to or less than the Conversion Price in effect on the date of such issuance, as adjusted for stock splits, dividends and combinations (or Common Shares issuable pursuant to options or rights or convertible or exchangeable securities as referred to in paragraph (v) above if the consideration therefor as provided in clause (A) therein is equal to or less than the Conversion Price in effect on the date of such issuance, as adjusted as aforesaid), other than

                           (A) Common Shares issued pursuant to any transaction
                  described in Section 2(d) or 6(d)(i)-(iv) hereof,

                           (B) Common Shares and options to purchase Common
                  Shares issued or issuable to employees, directors, consultants or advisors of the corporation directly or pursuant to a stock plan or stock purchase plan or agreement, which have been issued as of the date hereof or are issuable pursuant to agreements entered into on or prior to the date hereof. Any further Common Shares and options to purchase Common Shares issued or issuable to employees, directors, consultants or advisors of the corporation other than those referenced in the preceding sentence but only with respect to such options as are exercisable at prices no lower than the Closing Bid Price (as defined below) of the Common Shares as of the date of grant thereof,

                           (C) Common Shares issued in payment of dividends or
                  upon conversion of the Series A Preferred Stock,

                           (D) Securities issued or issuable for consideration
                  other than solely cash in connection with any license, collaborative, corporate partnership, co-marketing or copromotion, research and development or similar arrangement,

                           (E) upon the issuance or sale of Common Shares or
                  securities convertible into or exchangeable for Common Shares (such securities convertible, exercisable or exchangeable into Common Shares being herein called "Convertible Securities") pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase, or any options for the purchase of, Common Shares or Convertible Securities, whether or not such rights, warrants or options were outstanding on the date of the original issuance of the Series A Preferred Stock or were thereafter issued or sold, provided that an adjustment was either made or not required to be made in accordance with Subsection 6(d)(v) in connection with the issuance or sale of such securities or any modification of the terms thereof, or

                           (F) upon the issuance or sale of Common Shares upon
                  conversion or exchange of any Convertible Securities, provided that any adjustments required to be made upon the issuance or sale of such Convertible Securities or any modification of the terms thereof were so made, and whether or not such


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                  Convertible Securities were outstanding on the date of the original sale of the Series A Preferred Stock or were thereafter issued or sold.

                  For purposed of this section, the "Closing Bid Price" for any security for a trading day shall be the reported per share closing bid price of such security regular way on the Stock Market (as defined below) on such trading day, or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day. The "Stock Market" shall mean, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System ("NNM") or The Nasdaq SmallCap Market ("SCM" and, together with NNM, "Nasdaq") or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the corporation for that purpose.

                  h. The text of Section 7 is hereby deleted and replaced with "[Reserved]."

         3. This Amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         The undersigned has executed this certificate as of May 4, 1999.


                                    GENTA INCORPORATED


                                    By:      __________________________
                                             Kenneth G. Kasses, Ph.D.
                                             President, Chief Executive Officer
                                             and Chairman of the Board


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